Exhibit 99.3

CELANESE CORPORATION AND SUBSIDIARIES
SCHEDULE II VALUATION AND QUALIFYING ACCOUNTS

		Additions
	Balance at beginning of period	Charged to Costs and Expenses	Charged to Other Accounts		Deductions		Balance at end of period
	(in $ millions)
Predecessor
Year Ended December 31, 2001
Deducted from asset accounts:
Allowance for doubtful accounts	18	6	—		(6)	(a)	18
Valuation allowance for deferred tax assets	242	—	—		(67)		175
Year Ended December 31, 2002
Deducted from asset accounts:
Allowance for doubtful accounts	18	6	—		(3)	(a)	21
Valuation allowance for deferred tax assets	175	—	—		(1)		174
Year Ended December 31, 2003
Deducted from asset accounts:
Allowance for doubtful accounts	21	4	—		(3)	(a)	22
Valuation allowance for deferred tax assets	174	—	—		(14)		160
Period Ended March 31, 2004
Successor
Deducted from asset accounts:
Allowance for doubtful accounts	22	1	—		(1)	(a)	22
Valuation allowance for deferred tax assets	160	—	—		—		160
Period Ended December 31, 2004
Deducted from assets accounts:
Allowance for doubtful accounts	22	4	—		(4)	(a)	22
Valuation allowance for deferred tax assets	160	113	390	(b)	(73)		590

(a)	Includes foreign currency translation effects and uncollected accounts written off, net of recoveries

(b)	Represents amount charged to goodwill as a result of purchase accounting.